UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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☐	Soliciting Material Pursuant to §240.14a-12

MicroStrategy Incorporated

(Name of Registrant as Specified In Its Charter)

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April 16, 2007

Dear MicroStrategy Stockholder:

You are cordially invited to our Annual Meeting of Stockholders on Wednesday, May 16, 2007, beginning at 10:00 a.m., local time, at MicroStrategy’s offices, 1861 International Drive, McLean, Virginia 22102. The enclosed notice of annual meeting sets forth the proposals that will be presented at the meeting, which are described in more detail in the enclosed proxy statement. The Board of Directors recommends that stockholders vote “FOR” these proposals.

We look forward to seeing you there.

Very truly yours,

Michael J. Saylor

Chairman of the Board, President and

Chief Executive Officer

1861 International Drive

McLean, Virginia 22102

Notice of Annual Meeting of Stockholders

to be held on Wednesday, May 16, 2007

The Annual Meeting of Stockholders (the “Annual Meeting”) of MicroStrategy Incorporated, a Delaware corporation (the “Company”), will be held at MicroStrategy’s offices, 1861 International Drive, McLean, Virginia 22102, on Wednesday, May 16, 2007, at 10:00 a.m., local time, to consider and act upon the following matters:

1.	To elect eight (8) directors for the next year;

2.	To ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on April 9, 2007 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

Sanju K. Bansal
Vice Chairman, Executive Vice President, Chief Operating Officer and Secretary

McLean, Virginia

April 16, 2007

A STOCKHOLDER MAY OBTAIN ADMISSION TO THE MEETING BY IDENTIFYING HIMSELF OR HERSELF AT THE MEETING AS A STOCKHOLDER AS OF THE RECORD DATE. FOR A RECORD OWNER, POSSESSION OF A COPY OF A PROXY CARD WILL BE ADEQUATE IDENTIFICATION. FOR A BENEFICIAL (BUT NOT OF RECORD) OWNER, A COPY OF A BROKER’S STATEMENT SHOWING SHARES HELD FOR HIS OR HER BENEFIT ON APRIL 9, 2007 WILL BE ADEQUATE IDENTIFICATION.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO HELP ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

MICROSTRATEGY INCORPORATED

1861 International Drive

McLean, Virginia 22102

Proxy Statement for the Annual Meeting of Stockholders

to be held on Wednesday, May 16, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of MicroStrategy Incorporated (the “Company,” “MicroStrategy,” “we” or “us”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 16, 2007, at MicroStrategy’s offices, 1861 International Drive, McLean, Virginia 22102 at 10:00 a.m., local time, and at any adjournment thereof. All executed proxies will be voted in accordance with the stockholders’ instructions, and if no choice is specified, executed proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

On April 9, 2007, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 9,625,518 shares of our class A common stock, par value $0.001 per share, and an aggregate of 2,775,244 shares of our class B common stock, par value $0.001 per share (the class A common stock and the class B common stock are collectively referred to as the “Common Stock”). Each share of class A common stock entitles the record holder thereof to one vote on each of the matters to be voted on at the Annual Meeting and each share of class B common stock entitles the record holder thereof to ten votes on each of the matters to be voted on at the Annual Meeting.

Our Annual Report to Stockholders for 2006 is being mailed to stockholders, along with these proxy materials, on or about April 25, 2007. Our Annual Report to Stockholders includes our Annual Report on Form 10-K for 2006 as filed with the Securities and Exchange Commission, or SEC, except for any exhibits thereto. We will provide such exhibits to any stockholder upon written request. Please address requests to MicroStrategy Incorporated, Attention: Secretary, 1861 International Drive, McLean, Virginia 22102.

Votes Required

The holders of shares of Common Stock representing a majority of the votes entitled to be cast at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

The affirmative vote of the holders of a plurality of the votes cast by the holders of Common Stock voting on the matter is required for the election of directors (Proposal 1). The affirmative vote of a majority of the votes cast by the holders of Common Stock voting on the matter is required for the ratification of the selection of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for the fiscal year ending December 31, 2007 (Proposal 2).

Shares which abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on the proposals referenced above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our Common Stock as of March 15, 2007, unless otherwise indicated, by:

•	each person who is known by us to beneficially own more than 5% of any class of our Common Stock,

•	each director or nominee for director,

•	each of the executive officers named in the Summary Compensation Table set forth under the caption “Executive and Director Compensation” below, and

•	all directors and executive officers as a group.

Beneficial Owner (1)	Number of Shares Beneficially Owned (2)(3)	Percentage of Shares of Class A Common Stock Outstanding (3)(4)
Michael J. Saylor (5)	2,747,382	22.2%
Sanju K. Bansal (6)	376,462	3.8
Arthur S. Locke, III (7)	6,978	*
Jonathan F. Klein (8)	95,846	1.0
Paul N. Zolfaghari (9)	14,416	*
Matthew W. Calkins	0	*
Robert H. Epstein (10)	200	*
David W. LaRue	0	*
Jarrod M. Patten	0	*
Carl J. Rickertsen (11)	5,000	*
Thomas P. Spahr (12)	26,400	*
Goldman Sachs Group Inc. (13)	1,795,751	18.7
Barclays Global Investors, NA and affiliates (14)	773,690	8.0
Renaissance Technologies Corp. (15)	581,000	6.0
Putnam, LLC and affiliates (16)	521,804	5.4
All directors and executive officers as a group (13 persons) (17)	3,395,295	26.2%

*	Less than 1%.

(1)

Each beneficial owner named in the table above (except as otherwise indicated in the footnotes below) has an address in care of MicroStrategy Incorporated, 1861 International Drive, McLean, Virginia 22102.

(2)

The shares listed in this table include shares of class A common stock and class B common stock, as set forth in the footnotes below. Shares of class B common stock are convertible into the same number of shares of class A common stock at any time at the option of the holder.

(3)

The inclusion of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. In accordance with the rules of the SEC, each stockholder is deemed to beneficially own any shares subject to stock options that are exercisable on or within 60 days after March 15, 2007. Any reference below to shares subject to outstanding stock options held by the person in question refers only to such stock options.

(4)

With respect to our directors and officers, percentages in the table and these footnotes have been calculated based on 9,623,951 shares of class A common stock and 2,775,244 shares of class B common stock outstanding as of March 15, 2007. In addition, for the purpose of calculating each director or officer’s percentage of shares outstanding, any shares of class A common stock subject to outstanding stock options held by such person which are exercisable on or within 60 days after March 15, 2007 and any shares of class B common stock held by such person are deemed to be outstanding shares of class A common stock.

(5)	Mr. Saylor’s holdings of Common Stock consist of 2,429,582 shares of class B common stock (or approximately 87.5% of the class B common stock outstanding) owned by Alcantara LLC, which is wholly owned by Mr. Saylor, and options exercisable on or within 60 days after March 15, 2007 to purchase 317,800 shares of class A common stock.

(6)

Mr. Bansal’s holdings of Common Stock consist of 280,000 shares of class B common stock owned by Shangri-La LLC, which is wholly owned by Mr. Bansal, 40,662 shares of class B common stock held in Mr. Bansal’s own name (collectively constituting approximately 11.6% of the class B common stock outstanding), 50,000 shares of class A common stock held in Mr. Bansal’s own name and 5,800 shares of class A common stock owned by a foundation for which Mr. Bansal acts as the sole trustee.

(7)	Mr. Locke’s holdings of Common Stock consist of options exercisable on or within 60 days after March 15, 2007 to purchase 6,978 shares of class A common stock.

(8)	Mr. Klein’s holdings of Common Stock consist of options exercisable on or within 60 days after March 15, 2007 to purchase 95,846 shares of class A common stock.

(9)

Mr. Zolfaghari’s holdings of Common Stock consist of 200 shares of class A common stock and options exercisable on or within 60 days after March 15, 2007 to purchase 14,250 shares of class A common stock.

(10)	Mr. Epstein’s holdings of Common Stock consist of 200 shares of class A common stock.

(11)	Mr. Rickertsen’s holdings of Common Stock consist of options exercisable on or within 60 days after March 15, 2007 to purchase 5,000 shares of class A common stock.

(12)

Mr. Spahr’s holdings of Common Stock consist of 25,000 shares of class B common stock held in his own name (approximately 0.9% of the class B common stock outstanding) and 1,400 shares of class A common stock owned by a foundation for which Mr. Spahr acts as the President and a Director and his spouse acts as Vice President and a Director.

(13)

Beneficial ownership is as of December 31, 2006, based on a Schedule 13G/A filed on February 9, 2007 with the SEC by Goldman Sachs Asset Management, L.P. Goldman beneficially owns 1,795,751 shares of class A common stock, for which it has sole voting power as to 1,651,869 shares and sole dispositive power as to 1,795,751 shares. Goldman disclaims beneficial ownership of any securities managed, on Goldman’s behalf, by third parties.

(14)

Beneficial ownership is as of December 31, 2006, based on a Schedule 13G filed on January 23, 2007 with the SEC by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited. Barclays Global Investors, NA beneficially owns 635,154 shares of class A common stock, for which it has sole voting power as to 595,596 shares and sole dispositive power as to 635,154 shares, and Barclays Global Fund Advisors beneficially owns 138,536 shares of class A common stock, for which it has sole voting power as to 138,536 shares and sole dispositive power as to 138,536 shares. The address of Barclays Global Investors and its affiliates is 43 Fremont Street, San Francisco, California 94105.

(15)

Beneficial ownership is as of December 5, 2006, based on a Schedule 13G/A filed on March 16, 2007 with the SEC by Renaissance Technologies Corp. and James H. Simons. Renaissance beneficially owns 581,000 shares of class A common stock, for which it has sole voting power as to 397,526 shares and sole dispositive power as to 581,000 shares. Mr. Simons beneficially owns 581,000 shares of class A common stock, for which he has sole voting power as to 397,526 shares and sole dispositive power as to 581,000 shares. The address of Renaissance and Mr. Simons is 800 Third Avenue, New York, New York 10022.

(16)

Beneficial ownership is as of December 31, 2006, based on a Schedule 13G/A filed on February 13, 2007 with the SEC by Putnam, LLC d/b/a Putnam Investments on behalf of itself and Marsh & McLennan Companies, Inc., Putnam Investment Management, LLC and The Putnam Advisory Company, LLC. Putnam Investment Management, LLC beneficially owns 358,098 shares of class A common stock, for which it has shared voting power as to 8,837 shares and shared dispositive power as to 358,098 shares. The Putnam Advisory Company, LLC beneficially owns 163,706 shares of class A common stock, for which it has shared voting power as to 44,779 shares and shared dispositive power as to 163,706 shares. Marsh & McLennan Companies, Inc. beneficially owns no shares of class A common stock. Putnam Investments, which is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., wholly owns Putnam

Investment Management, LLC and The Putnam Advisory Company, LLC. Putnam Investments beneficially owns the 521,804 shares of class A common stock held by such subsidiaries, for which it has shared voting power as to 53,616 shares and shared dispositive power as to 521,804 shares. Pursuant to Rule 13d-4, both Marsh & McLennan Companies, Inc. and Putnam Investments disclaim beneficial ownership of the securities described in their Schedule 13G filing. The address of Putnam Investments, Putnam Investment Management, LLC and The Putnam Advisory Company, LLC is One Post Office Square, Boston, Massachusetts 02109. The address of Marsh & McLennan Companies, Inc. is 1166 Avenue of the Americas, New York, NY 10036.

(17)

Shares held by the directors and executive officers as a group consists of 65,762 shares of class A common stock, options to purchase 554,289 shares of class A common stock that are exercisable on or within 60 days after March 15, 2007 and 2,775,244 shares of class B common stock (100.0% of the class B common stock outstanding), which shares are convertible into the same number of shares of class A common stock at any time at the option of the holder.

EXECUTIVE OFFICERS OF THE COMPANY

Our executive officers and their ages and positions as of March 15, 2007 are as follows:

Name	Age	Title
Michael J. Saylor	42	Chairman of the Board of Directors, President and Chief Executive Officer
Sanju K. Bansal	41	Vice Chairman, Executive Vice President and Chief Operating Officer
Arthur S. Locke, III	43	Vice President, Finance and Chief Financial Officer
Jonathan F. Klein	40	Vice President, Law and General Counsel
Paul N. Zolfaghari	42	Vice President, Worldwide Sales and Operations
Jeffrey A. Bedell	38	Vice President, Technology and Chief Technology Officer
Adam M. McDonald	32	Vice President, Worldwide Services

Set forth below is certain information regarding the professional experience of each of the above-named persons.

Michael J. Saylor has served as chief executive officer and chairman of the Board of Directors since founding MicroStrategy in November 1989, and as president from November 1989 to November 2000 and since January 2005. Prior to that, Mr. Saylor was employed by E.I. du Pont de Nemours & Company as a Venture Manager from 1988 to 1989 and by Federal Group, Inc. as a consultant from 1987 to 1988. Mr. Saylor received an S.B. in Aeronautics and Astronautics and an S.B. in Science, Technology and Society from the Massachusetts Institute of Technology.

Sanju K. Bansal has served as executive vice president and chief operating officer since 1993 and was previously vice president, consulting since joining MicroStrategy in 1990. He has been a member of the Board of Directors of MicroStrategy since September 1997 and has served as vice chairman of the Board of Directors since November 2000. Prior to joining MicroStrategy, Mr. Bansal was a consultant at Booz Allen & Hamilton, a worldwide technical and management consulting firm, from 1987 to 1990. Mr. Bansal received an S.B. in Electrical Engineering from the Massachusetts Institute of Technology and an M.S. in Computer Science from The Johns Hopkins University.

Arthur S. Locke, III has served as vice president, finance and chief financial officer since January 2005 and was previously vice president, finance and worldwide controller since joining MicroStrategy in January 2001. Prior to joining MicroStrategy, Mr. Locke served as chief financial officer of Metropolitan Area Networks, a start-up wireless broadband company, from February 2000 to January 2001, and as corporate controller of EIS International, Inc., a publicly-traded provider of solutions and applications for the call center industry, from March 1997 to February 2000. Mr. Locke also served a total of five years with Deloitte & Touche and PricewaterhouseCoopers from 1986 to 1991. Mr. Locke is a certified public accountant and received a Bachelor of Science in Business Administration (BSBA) in Accounting and Computer Systems from American University.

Jonathan F. Klein has served as vice president, law and general counsel since November 1998 and as corporate counsel from June 1997 to November 1998. From September 1993 to June 1997, Mr. Klein was an appellate litigator with the United States Department of Justice. Mr. Klein received a B.A. in Economics from Amherst College and a J.D. from Harvard Law School.

Paul N. Zolfaghari has served as vice president, worldwide sales and operations since August 2006, as vice president, worldwide business affairs from March 2005 to August 2006, as vice president & chief of staff from July 2003 to March 2005, as chief of staff from November 2000 to July 2003, as assistant to the president & CEO from December 1999 to November 2000, and as senior instructor, education services from July 1999 to December 1999. Mr. Zolfaghari received a B.A. in English from Gettysburg College and a J.D. from the University of Pittsburgh.

Jeffrey A. Bedell has served as vice president, technology and chief technology officer since April 2001, as vice president, platform technology from 1999 to 2001, and as senior program manager and director of technology programs from 1992 to 1999. Mr. Bedell received a B.A. in Religion from Dartmouth College.

Adam M. McDonald has served as vice president, worldwide services since April 2005, as vice president, technology services from November 2000 to April 2005, as senior manager and director, advanced product support from 1999 to 2000, as manager, advanced product support from 1998 to 1999 and as technical support lead engineer from 1996 to 1998. Mr. McDonald received a B.A. in History from Dartmouth College.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors proposes the election of the persons listed below as directors of the Company. Each current director of the Company has been nominated for re-election.

The persons named in the enclosed proxy will vote to elect as directors the eight nominees named below, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors. Each director will be elected to hold office until the next annual meeting of stockholders (and until the election and qualification of his successor or his earlier death, resignation or removal).

Nominees

Set forth below, for each nominee, are his name and age, positions with the Company, principal occupation and business experience during at least the past five years and the year of commencement of his term as a director of the Company:

Michael J. Saylor (42) has served as chief executive officer and chairman of the Board of Directors since founding MicroStrategy in November 1989, and as president from November 1989 to November 2000 and since January 2005. Prior to that, Mr. Saylor was employed by E.I. du Pont de Nemours & Company as a Venture Manager from 1988 to 1989 and by Federal Group, Inc. as a consultant from 1987 to 1988. Mr. Saylor received an S.B. in Aeronautics and Astronautics and an S.B. in Science, Technology and Society from the Massachusetts Institute of Technology.

Sanju K. Bansal (41) has served as executive vice president and chief operating officer since 1993 and was previously vice president, consulting since joining MicroStrategy in 1990. He has been a member of the Board of Directors of MicroStrategy since September 1997 and has served as vice chairman of the Board of Directors since November 2000. Prior to joining MicroStrategy, Mr. Bansal was a consultant at Booz Allen & Hamilton, a worldwide technical and management consulting firm, from 1987 to 1990. Mr. Bansal received an S.B. in Electrical Engineering from the Massachusetts Institute of Technology and an M.S. in Computer Science from The Johns Hopkins University.

Matthew W. Calkins (34) has been a member of the Board of Directors of MicroStrategy since November 2004. In 1999, Mr. Calkins founded Appian Corporation, a privately-held business process management company, where he has served as the president and chief executive officer since its founding. Mr. Calkins received a B.A. in Economics from Dartmouth College.

Robert H. Epstein (54) has been a member of the Board of Directors of MicroStrategy since January 2006. Mr. Epstein is currently president and chief executive officer of Takeda Lace USA, Inc., the U.S. subsidiary of Japan-based textile manufacturer Takeda Lace Co., Ltd., a position he has held since May 2002. From October 2001 until May 2002, Mr. Epstein pursued various business opportunities, including serving as a consultant for Warnaco Inc., an apparel manufacturer. From June 1978 until October 2001, Mr. Epstein served in various positions at textile manufacturer Liberty Fabrics of New York, Inc., concluding his tenure as division president and chief operating officer. Mr. Epstein received a B.S. in Psychology from Columbia University and did coursework at the Stern School of Business at New York University.

David W. LaRue (56) has been a member of the Board of Directors of MicroStrategy since February 2006. In 1983, Dr. LaRue joined the faculty of the University of Virginia’s McIntire School of Commerce, where he develops and teaches graduate and undergraduate courses in the fields of finance, accounting and taxation. From July 2000 to December 2005, Dr. LaRue served as the Director of the Graduate Accounting Program at the McIntire School of Commerce. Dr. LaRue received a B.B.A. in Production Logistics Management, an M.S. in Accountancy, Accounting and Taxation, and a Ph.D. in Accounting, Taxation and Economics from the University of Houston.

Jarrod M. Patten (35) has been a member of the Board of Directors of MicroStrategy since November 2004. In 1996, Mr. Patten founded Real Estate Resource Group, L.L.C. and has served as the president and chief executive officer since its founding. Real Estate Resource Group, L.L.C. develops and implements lease auditing programs and cost containment strategies designed to tighten corporate controls and increase operating efficiencies. Mr. Patten received a B.S. in Biology and a B.A. in Biological Anthropology and Anatomy from the Trinity College of Arts and Sciences at Duke University.

Carl J. Rickertsen (46) has been a member of the Board of Directors of MicroStrategy since October 2002. Mr. Rickertsen is currently managing partner of Pine Creek Partners, a private equity investment firm, a position he has held since January 2004. From January 1998 until January 2004, Mr. Rickertsen was chief operating officer and a partner at Thayer Capital Partners, a private equity investment firm. From September 1994 until January 1998, Mr. Rickertsen was a managing partner at Thayer. Mr. Rickertsen was a founding partner of three Thayer investment funds totaling over $1.4 billion and is a published author. Mr. Rickertsen is also a member of the board of directors of Convera Corporation, a publicly-traded search-engine software company, United Agri Products, a distributor of farm and agricultural products, and Homeland Security Capital Corporation, a consolidator in the homeland security industry. Mr. Rickertsen received a B.S. from Stanford University and an M.B.A. from Harvard Business School.

Thomas P. Spahr (42) has been a member of the Board of Directors of MicroStrategy since January 2006. Mr. Spahr is currently president of Libra Ventures, LLC, a start-up web based applications design company, a position he has held since November 2004. Since February 2004, Mr. Spahr has also been serving as Vice President, Secretary, and Vice President of Business Development for Jex Technologies, Inc., a technology company focusing on automating health care logistics. From June 2001 until February 2004, Mr. Spahr was an independent investor. From 1996 until June 2001, Mr. Spahr served in various positions at MicroStrategy, concluding his tenure as Vice President, Information Systems and Chief Information Officer. Mr. Spahr received an S.B. Degree in Aeronautics and Astronautics from the Massachusetts Institute of Technology.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION AS DIRECTOR NAMED HEREIN.

CORPORATE GOVERNANCE AND

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Related Person Transactions Policy

We have adopted formal written policies and procedures for the review, approval and ratification of related person transactions, as defined under the rules and regulations promulgated by the Securities Exchange Act of 1934. The policy covers any transaction since the beginning of the last fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. For purposes of the policy, a related person is defined as our directors, director nominees and executive officers since the beginning of our last fiscal year, beneficial owners of more than 5% of any class of our voting securities, members of their respective immediate family, and any entity in which the foregoing persons had a greater than 10% ownership interest. The policy generally requires any proposed related person transaction to be reported to our General Counsel and reviewed and approved by the Audit Committee prior to effectiveness or consummation of the transaction, whenever practical. If the General Counsel determines that advance approval of a related person transaction is not practical under the circumstances, the Audit Committee must review the transaction and, in its discretion, may ratify the related person transaction at the next meeting of the Committee. For transactions arising between meetings of the Audit Committee, the Chair of the Audit Committee can approve the transaction, subject to ratification by the Audit Committee at the next meeting of the Audit Committee. If the General Counsel first learns of a related person transaction after such transaction has already taken place, the Audit Committee must review and, in its discretion, may ratify the related person transaction at its next meeting. Transactions involving compensation of executive officers also require the review and approval of the Compensation Committee.

The Audit Committee may approve or ratify the related person transaction only if the Audit Committee determines that, under the circumstances, the transaction is in our best interests. The Audit Committee may impose conditions on the related person transaction as it deems appropriate. In making such determination, the Audit Committee reviews and considers the following, among other factors:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Any related person transaction previously approved by the Audit Committee or otherwise already existing that is ongoing in nature is reviewed by the Audit Committee annually.

In addition to the procedures set forth in the policy, we have multiple processes for reporting conflicts of interests, including related person transactions, to the Audit Committee. Under our Code of Conduct, all employees are required to report any transaction or relationship that reasonably could be expected to give rise to a conflict of interest to the General Counsel or to the Audit Committee, as appropriate. We also annually distribute questionnaires to our executive officers and members of the Board of Directors requesting certain information regarding, among other things, their immediate family members, employment and beneficial ownership interests, which information is then reviewed for any conflicts of interest under the Code of Conduct and for any related person transaction under the policy. In addition, our internal audit function has processes in place, under our written procedure policies, to identify potential conflicts of interest and report them to management or the Audit Committee, as appropriate.

There have been no related person transactions required to be reported pursuant to rules or regulations promulgated by the Securities Exchange Act since the beginning of 2006.

Board of Directors

Our Board of Directors is currently comprised of Messrs. Saylor, Bansal, Calkins, Epstein, LaRue, Patten, Rickertsen and Spahr. The Board of Directors met five times during 2006. Each director who served on the Board of Directors during 2006 attended at least 75% of the aggregate number of meetings of the Board of Directors and its committees on which he served, other than F. David Fowler, who retired as a director in May 2006 and who attended all such meetings held up until his retirement. The Board of Directors has determined that each of the non-employee directors of the Company (Messrs. Calkins, Epstein, LaRue, Patten, Rickertsen and Spahr), who collectively constitute a majority of the Board, is an independent director as defined in Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market, Inc. In the course of the Board’s determination regarding the independence of Mr. Spahr, it considered Mr. Spahr’s proposed lease of Mr. Bansal’s condominium located in Washington, D.C. for $6,000 per month for a one-year term beginning November 1, 2006. After considering various factors, including information provided by independent real estate agents on the market rate for condominiums similar to Mr. Bansal’s unit, the Board determined that the lease transaction did not impair Mr. Spahr’s status as an independent director, and the lease transaction was subsequently consummated.

The independent members of the Board of Directors regularly meet in executive session without any employee directors or other members of management in attendance.

Audit Committee

The Board of Directors has established a standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 and adopted the Sixth Amended and Restated Audit Committee Charter, which is publicly available on the Corporate Governance section of our website, www.microstrategy.com. The Audit Committee of the Board of Directors provides the opportunity for direct contact between our independent registered public accounting firm and the Board of Directors.

The Audit Committee is currently comprised of Messrs. LaRue (Chairman), Calkins and Patten. During 2006, the Audit Committee included Mr. Fowler, until he retired as a director in May 2006. Mr. LaRue was appointed to the Audit Committee in February 2006 and was elected Chairman of the Audit Committee in April 2006. The Audit Committee met six times (including one telephonic meeting) during 2006. Each director who served on the Audit Committee during 2006 attended all of the meetings of the Audit Committee, other than Mr. Fowler, who retired as a director in May 2006 and who attended all such meetings held up until his retirement.

The Board of Directors has determined that each member of the Audit Committee meets the Nasdaq Marketplace Rule definition of an independent director for audit committee purposes, as well as the independence requirements of Rule 10A-3 under the Securities Exchange Act. The Board of Directors has designated Mr. LaRue as an audit committee financial expert, as defined in Item 401(h)(2) of Regulation S-K. Additional information regarding the Audit Committee and its functions and responsibilities is included in this Proxy Statement under the caption “Audit Committee Report.”

Compensation Committee

The Board of Directors has established a standing Compensation Committee and adopted an Amended and Restated Charter for the Compensation Committee which is publicly available on the Corporate Governance section of our website, www.microstrategy.com. The Compensation Committee of the Board of Directors makes compensation decisions regarding our President and Chief Executive Officer and performs other functions related to compensation matters.

The Compensation Committee is currently comprised of Messrs. Rickertsen (Chairman) and Patten. The Compensation Committee held two telephonic meetings during 2006. Each member of the Compensation Committee attended all of the meetings of the Compensation Committee.

The Board of Directors has determined that each member of the Compensation Committee meets the Nasdaq Marketplace Rule definition of an independent director for compensation committee purposes. Each member of the Compensation Committee is also a non-employee director, as defined in Rule 16b-3 under the Securities Exchange Act, and an outside director under Section 162(m) of the Internal Revenue Code. Additional information regarding the Compensation Committee and its functions and responsibilities is included in this Proxy Statement under the caption “Compensation Discussion and Analysis” and “Compensation Committee Report on Executive Compensation.”

Controlled Company

We are a controlled company as defined in Rule 4350(c)(5) of the Nasdaq Marketplace Rules, because more than 50% of the voting power of the Company is controlled by our Chairman, President and Chief Executive Officer, Michael J. Saylor. As a controlled company under Nasdaq rules, the Board has determined that the Board, rather than a nominating committee, is the most appropriate body for identifying director candidates and selecting nominees to be presented at the annual meeting of stockholders.

Director Candidates

As noted above, we do not have a standing nominating committee and the functions of evaluating and selecting directors have been performed by the Board of Directors as a whole. The Board will, from time to time, evaluate biographical information and background material relating to potential candidates and interview selected candidates. The Board does not currently have a charter or written policy with regard to the nomination process. We have not engaged a third party to assist us in identifying and evaluating the individuals nominated for election as directors at this meeting.

In considering whether to nominate any particular candidate for election to the Board, the Board uses various criteria to evaluate each candidate, including an evaluation of each candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of our stockholders. The Board also considers whether a potential nominee would satisfy the Nasdaq Marketplace Rule definition of an independent director and the SEC’s definition of an audit committee financial expert. The Board does not set specific minimum qualifications or assign specific weights to particular criteria and no particular criterion is a prerequisite for a prospective nominee. We believe that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

We do not have a formal policy with regard to the consideration of director candidates recommended by its stockholders because of our status as a controlled company under Nasdaq rules. Stockholder recommendations relating to director nominees or otherwise may be submitted in accordance with the procedures set forth below under the heading “Stockholder Proposals.” Any stockholder nominations proposed for consideration should include the nominee’s name and qualifications. Any recommendations received from stockholders will be evaluated in the same manner that potential nominees recommended by Board members, management or other parties are evaluated. Stockholders may also send communications to the Board of Directors in accordance with the procedures set forth below under the heading “Communicating with the Board of Directors.”

Director Attendance at Annual Meeting of Stockholders

Although we do not have a policy with regard to Board members’ attendance at our annual meeting of stockholders, all directors are encouraged to attend the annual meeting. Five of the eight members of the then-current Board of Directors attended the 2006 Annual Meeting of Stockholders.

Communicating with the Board of Directors

Stockholders who wish to send communications to the Board may do so by writing to the Secretary of the Company, MicroStrategy Incorporated, 1861 International Drive, McLean, Virginia 22102. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication.” All such letters must identify the author as a stockholder and must include the stockholder’s full name, address and a valid telephone number. The name of any specific intended Board recipient should be noted in the communication. The Secretary will forward any such correspondence to the intended recipients; however, prior to forwarding any such correspondence, the Secretary or his designee will review such correspondence, and in his or her discretion, may not forward communications that relate to ordinary business affairs, communications that are primarily commercial in nature, personal grievances or communications that relate to an improper or irrelevant topic or are otherwise inappropriate for the Board’s consideration.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and holders of more than 10% of our class A common stock to file with the SEC initial reports of ownership of our class A common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Directors, executive officers and holders of 10% of our class A common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and representations made by our directors and executive officers regarding their filing obligations, all Section 16(a) filing requirements were satisfied with respect to 2006.

Code of Ethics

On March 5, 2004, the Board of Directors, through its Audit Committee, adopted a Code of Ethics that applies to MicroStrategy’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and such other personnel of MicroStrategy or its majority-owned subsidiaries as may be designated from time to time by the chairman of the Audit Committee. The Code of Ethics is publicly available on the Corporate Governance section of our website, www.microstrategy.com. We intend to disclose any amendments to the Code of Ethics or any waiver from a provision of the Code of Ethics on the Corporate Governance section of our website, www.microstrategy.com.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

The goal of our executive compensation program for the five executives who are identified in the Summary Compensation Table on page 17, whom we refer to as our named executive officers, is the same as our goal for operating the Company—to create long-term value for our stockholders. In furtherance of this goal, our executive compensation programs are designed to recognize, reward and provide incentives for exceptional individual performance, superior financial and operating results and effective leadership. They are also designed to align our named executive officers’ interests with those of our stockholders and to encourage both their performance and retention. These objectives serve as the basis for determining the overall compensation of each executive, considered in light of company performance.

Compensation Objectives

Performance and Alignment

Each of our named executive officers possesses skills, experience and qualities that make him a unique and valuable member of the management team. The compensation for our named executive officers reflects their abilities, superior management experience, continued high performance and their contribution to the leadership and management of their particular departments and the Company as a whole. We also seek to align the interests of our named executive officers with those of our stockholders by evaluating executive performance on the basis of key financial measurements that we believe reflect short-term and long-term stockholder value. Key elements of our executive compensation program that achieve these objectives include:

•	a base salary that rewards overall performance and sets future expectations for performance;

•	an incentive cash bonus that compensates our CEO based on our diluted earnings per share for the fiscal year;

•

a discretionary cash bonus for each of Messrs. Bansal, Locke and Klein that is based on a subjective assessment of his performance against quantitative and qualitative measures considered in light of our performance; and

•	an incentive cash bonus for Mr. Zolfaghari that is determined based on the contribution margins of our principal lines of business and growth in value of our maintenance contracts.

Retention

Because of their experience and talents, our executives are often presented with other professional opportunities, including ones at potentially higher compensation levels. We attempt to retain our executives by providing a base salary and overall compensation package that is market competitive.

Implementing Our Objectives

Determining Compensation

Our executive compensation decisions are based on a review of our performance and a subjective assessment of the executive’s performance during the year against financial and strategic goals, taking into account the scope of the executive’s responsibilities, his employment and compensation history with the Company, overall compensation arrangements and long-term potential to enhance stockholder value. Specific factors that may affect compensation decisions for the named executive officers include:

•	key financial measurements such as revenue, operating profit, earnings per share, and operating margins;

•	strategic objectives such as technological innovation, globalization, improvement in market position and feedback from customers; and

•	operational goals for the Company or a particular business department, including improved deployment of resources and expansion.

We generally do not adhere to rigid formulas or necessarily react to short-term changes in business performance in determining the amount and mix of compensation elements. Our mix of compensation elements is designed to reward recent results and motivate long-term performance. Although we have adopted incentive cash bonus plans for Mr. Saylor and Mr. Zolfaghari that measure performance against specific, pre-established measures on a quarterly or an annual basis, we believe that these measures contribute toward long-term expectations and performance. We consider competitive market compensation paid by other technology companies, but we do not conduct formal benchmarking studies. We incorporate flexibility into our compensation programs and in the assessment process to respond to and adjust for an evolving and dynamic business environment. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our named executive officers to deliver superior performance and to achieve our retention goals.

No Employment or Severance Agreements

Our named executive officers do not have employment, severance or change-of-control agreements. Our CEO serves at the will of the Board and the other executive officers serve at the will of the Board and the CEO. This is consistent with our employment and compensation philosophy that relies significantly upon providing performance-based incentives and aligning the interests of executives with those of our stockholders.

Role of the Compensation Committee and CEO

The Compensation Committee of our Board has the authority and responsibility to develop, adopt and implement compensation arrangements for the CEO, and has delegated to the CEO the authority and responsibility to develop, adopt and implement compensation arrangements for all other executive officers, including all named executive officers other than the CEO. The CEO makes determinations regarding named executive officers in periodic consultation with the Compensation Committee, consistent with the Nasdaq rules applicable to controlled companies. Neither the Company nor the Compensation Committee has engaged a third-party compensation consultant to help determine or provide input for 2006 or 2007 regarding the determination of compensation for the CEO or the other named executive officers.

Minimum Equity Ownership

Mr. Saylor beneficially owns 317,800 shares of class A common stock and 2,429,582 shares of class B common stock, or 65.9% of the total voting power and 22.2% of the total equity interest in the Company as of March 15, 2007. Mr. Bansal beneficially owns 55,800 shares of class A common stock and 320,662 shares of class B common stock or 8.7% of the voting power and 3.8% of the total equity interest in the Company as of March 15, 2007. Accordingly, we do not believe that minimum equity ownership requirements are applicable.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. However, qualified performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee and the CEO take into account, to the extent they believe appropriate, the limitations on the deductibility of executive compensation imposed by Section 162(m) in determining compensation levels and practices applicable to the named executive officers. The Committee and CEO believe that there may be circumstances in which our interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

Elements Used to Achieve Compensation Objectives

The principal elements of our compensation program for Mr. Saylor are base salary and an incentive cash bonus plan based on our diluted earnings per share during the fiscal year. The principal elements of our compensation program for Messrs. Bansal, Locke and Klein are base salary and a discretionary cash bonus. The principal elements of our compensation program for Mr. Zolfaghari are base salary and an incentive cash bonus plan based on the quarterly contribution margins of our licensing, support and services revenues and the annual growth in the value of our maintenance contracts over the fiscal year. We also provide each of our named executive officers with certain perquisites and other benefits that the Compensation Committee or CEO, as applicable, believes are reasonable and consistent with the objectives of our executive compensation programs. Each of these compensation elements satisfies one or more of our performance, alignment, and retention objectives, as described more fully below. We combine the compensation elements for each executive in a manner we believe is consistent with the executive’s contributions to the Company. Although we do not have formal long-term compensation programs or currently grant equity compensation to executives, we believe that our executive compensation program nevertheless promotes long-term value to stockholders by providing a stable management team and rewarding financial results that are expected to contribute toward long-term stockholder value. Base salary and cash bonuses comprise 100% of the forms of compensation, excluding perquisites, the value of equity compensation awarded prior to 2006 and health insurance and other standard employee benefits, paid to the CEO and other named executive officers.

Base Salary

We provide cash compensation in the form of base salary to attract and retain talented executives by recognizing the scope of responsibilities placed on each executive officer and rewarding each named executive officer for his unique leadership skills, management experience and contributions. We also take into consideration economic and industry conditions and company performance. We do not assign relative weights to company and individual performance, but instead make a subjective determination after considering such measures collectively. A competitive base salary is an important component of compensation as it provides a degree of financial stability for our executives.

Cash Bonuses

Our cash bonus compensation is designed to reward achievement of strategic and financial goals that support our objective of enhancing stockholder value and to motivate executives to achieve superior performance in their areas of responsibility. We consider various factors in determining the form and structure of the cash bonus plan that is most appropriate for rewarding and motivating the individual named executive officer.

Our CEO is responsible for the business as a whole, and therefore, the CEO’s incentive cash bonus is calculated using a company-wide financial measure, diluted earnings per share. We believe that diluted earnings per share is an appropriate company-wide financial measure of performance because it helps motivate the CEO to align our CEO’s interests with those of our stockholders. In February 2006, the Compensation Committee established a plan (the “2006 Saylor Bonus Plan”) for determining the eligible bonus amount with respect to Mr. Saylor’s performance for the period from January 1, 2006 through December 31, 2006. The eligible bonus amount was based on a performance goal relating to our diluted earnings per share for the same period. Under the 2006 Saylor Bonus Plan, for each dollar of diluted earnings per share generated by the Company during 2006, Mr. Saylor was eligible to receive $400,000, subject to the Compensation Committee’s right to use discretion to award a cash bonus amount lower than the amount calculated using the formula. For 2007, the Compensation Committee adopted a bonus plan using the same financial metric as that used in the 2006 Saylor Bonus Plan.

Messrs. Bansal, Locke and Klein are each compensated under discretionary cash bonus arrangements based on a subjective evaluation of the individual’s performance in the context of general economic and industry conditions and company performance. In evaluating the individual’s performance and determining the bonus amount, the CEO takes into consideration the achievement of various strategic and financial objectives by each of these executives and the target bonus amount that was previously established. In setting target bonus amounts, the CEO considers his expectations for the business department headed by each named executive officer and the executives’ potential for achieving the expectations. We believe that a discretionary cash bonus arrangement is the appropriate mechanism for rewarding and motivating Mr. Bansal, Mr. Locke and Mr. Klein because each of these executives is responsible for, among other things, strategic objectives that cannot always be measured by traditional financial measures. These strategic objectives include managing and building department infrastructure, hiring key personnel to support our domestic and international operations, supporting our worldwide sales and services activities, and developing corporate policies, controls, and procedures.

In determining the form and structure of the cash bonus plan for Mr. Zolfaghari, the CEO considered Mr. Zolfaghari’s responsibility for managing all of our worldwide sales, sales operations, business affairs, and sales training. Since Mr. Zolfaghari has direct responsibility for business departments that generate revenues from our core licensing, support and other services, his bonus plan is designed to reward him for specific achievements in these areas. Under Mr. Zolfaghari’s 2006 bonus plan (the “2006 Zolfaghari Bonus Plan”) he was eligible to receive:

•

quarterly cash bonus awards determined as a percentage of the amount by which the quarterly contribution margin of our worldwide product licenses, support and other services revenue exceeded budgeted targets for the third and fourth quarters of 2006; and

•	an annual cash bonus award determined as a percentage of the increase in the value of our maintenance contracts worldwide between the end of 2005 and the end of 2006.

For 2007, we entered into a similar bonus plan with Mr. Zolfaghari. We believe that these are the appropriate financial measures of performance because they link a significant portion of Mr. Zolfaghari’s compensation to financial measures that help drive earnings.

Perquisites and Other Personal Benefits

We provide named executive officers with perquisites and other personal benefits that the Compensation Committee and the CEO believe are reasonable and consistent with our overall compensation program. The cost of these benefits constitutes a small percentage of total executive officer compensation. We believe that these benefits are reasonable and allow our executives to maintain appropriate levels of visibility and to remain active in business, professional and social circles that may benefit our business, as well as enjoying time with friends and family at a relatively small cost to the Company.

For example, we allow executive officers to make personal use of tickets to sporting, charity, dining, entertainment or similar events as well as use of corporate suites, club memberships or similar facilities that we may acquire, which we refer to as the Corporate Development Programs. To the extent such personal use is deemed compensation to an executive officer, we pay to (or withhold and pay to the appropriate taxing authority on behalf of) such executive officer a “tax gross-up” in cash, which would approximate the amount of the individual’s federal and state income and payroll taxes on the taxable income associated with some personal use of these programs, plus federal and state income and payroll taxes on the taxes that the individual may incur as a result of the payment of taxes by us. In addition, we may hold, host or otherwise arrange parties, outings or other similar entertainment events at which Mr. Saylor and Mr. Bansal are permitted to entertain personal guests and are paid a tax gross-up for taxes they may incur as a result of such event. We have established a policy that the aggregate incremental cost to us of such entertainment activities (to the extent that they are not Corporate Development Programs) attributable to each of Mr. Saylor and Mr. Bansal, including all tax gross-up payments, may not exceed $50,000 in any fiscal year.

We pay Mr. Saylor’s monthly dues at a private club that offers dining services and hosts business, professional and social community events. We also sublease, at no rental cost, a standard office space at our headquarters building to Alcantara LLC, a company of which Mr. Saylor is the sole member and through which Mr. Saylor conducts other business activities, and provide a tax gross-up for taxes he may incur as a result of this sublease.

The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the CEO and may adjust, add or eliminate certain perquisites or benefits. Similarly, the CEO periodically reviews the levels of perquisites and other personal benefits provided to the other named executive officers and may adjust, add or eliminate certain perquisites or benefits.

Determining Compensation

We generally establish in the first quarter of each fiscal year performance-based compensation plans designed, where applicable, to exempt the compensation paid under the plans from the provisions of Section 162(m) of the Internal Revenue Code. Determinations regarding the actual payment of bonuses are also generally made in the first quarter of the fiscal year following the year for which the bonuses are being awarded. Determinations regarding adjustments to base salary and bonus targets are generally made in the second quarter of the fiscal year to the extent not established in the first quarter.

Base Salary

In 2006, we examined the base salaries of our named executive officers and made the following adjustments to their base salaries as set forth in the following table:

	Previous Annual Base Salary	Adjusted Annual Base Salary	Effective Date
Michael Saylor	$400,000	$525,000	April 1, 2006
Arthur Locke	225,000	325,000	July 1, 2006
Jonathan Klein	225,000	325,000	July 1, 2006
Paul Zolfaghari	175,000	225,000	June 1, 2006

In making these determinations, we considered the following general factors:

•	strong company performance over the past several quarters and motivation for continued growth in the future;

•	increased job responsibilities as we seek to expand our business worldwide; and

•	the competitive market for talented managers with experience and expertise in the business intelligence and software technology fields.

We also considered each named executive officer’s strengths and abilities in such officer’s respective fields, scope of responsibilities, employment and compensation history and such officer’s future potential. Each position is unique, not only in function but also in terms of the market norms for compensation and the pool of potential executives that may be available to fill that particular role. Given these unique conditions, determinations regarding base salaries are unique to each named executive officer and do not necessarily reflect any comparative judgments.

Mr. Saylor’s base salary was increased from $400,000 to $525,000, effective April 1, 2006, to reflect the importance of his role as CEO and to recognize the fact that he is a driving force behind our strategic and technology initiatives, provides continued vision for the Company and maintains an active role in our operations. After considering all of these factors, we determined that Mr. Saylor’s base salary should be increased from $400,000 to $525,000, effective April 1, 2006.

Mr. Zolfaghari’s base salary was increased from $175,000 to $225,000, effective June 1, 2006, and further increased from $225,000 to $275,000, effective April 1, 2007, to reflect his promotion to Vice President, Worldwide Sales and Operations and his added responsibilities for managing all of our worldwide sales, sales operations, business affairs, and sales training.

With respect to each of the other named executive officers, the CEO conducted a subjective assessment of the executive’s individual performance, as measured against various objectives as described above. Accordingly, we increased Mr. Locke’s base salary from $225,000 to $325,000, effective July 1, 2006, and increased Mr. Klein’s base salary from $225,000 to $325,000.

Mr. Bansal’s base salary of $200,000 in 2006 remained unchanged from the prior year.

Cash Bonuses

On February 28, 2007, the Compensation Committee of the Board of Directors determined a cash bonus award to Mr. Saylor in the amount of $2,080,836 with respect to his performance during the 2006 fiscal year in accordance with the 2006 Saylor Bonus Plan. The Compensation Committee did not exercise its discretion to award a cash bonus amount lower than the amount calculated using the formula set forth in the 2006 Saylor Bonus Plan since the formula amount was consistent with the Compensation Committee’s assessment of the CEO’s superior performance and the strong financial performance of the Company.

In 2006, the CEO used a subjective evaluation process, considering our overall performance and achievement of strategic objectives, as discussed earlier. For example, the CEO considered that in 2006 we achieved growth in total revenues, continued to show strong operating efficiencies and margins, achieved improvements in income from operations, and enhanced our technology platform by adding analytical and end user features to support the increasing levels of sophistication in our customers’ business intelligence needs and applications. The CEO also considered the contribution of each named executive officer to our overall performance and achievement of strategic objectives.

On February 22, 2007, the CEO determined a cash bonus award to Mr. Locke in the amount of $575,000, or 121% of his bonus target for 2006, in respect of his performance in 2006; a cash bonus award to Mr. Klein in the amount of $480,000, or 107% of his bonus target for 2006, in respect of his performance in 2006; and a cash bonus award to Mr. Bansal in the amount of $375,000, or 100% of his bonus target for 2006, in respect of his performance in 2006. Mr. Zolfaghari was also awarded a discretionary cash bonus of $156,357 in respect of his performance in the first and second quarters of 2006. In addition, on February 12, 2007, the CEO determined a cash bonus award to Mr. Zolfaghari in the amount of $404,989 in accordance with the 2006 Zolfaghari Bonus Plan.

Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

By the Compensation Committee of the Board of Directors of MicroStrategy Incorporated.

Carl J. Rickertsen

Jarrod M. Patten

Named Executive Officer Compensation

The compensation information set forth below relates to compensation paid by us to our chief executive officer, chief financial officer and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2006. We refer to these executives collectively as the named executive officers.

Summary Compensation Table

The following table sets forth certain information concerning the compensation of the named executive officers for the fiscal year ended December 31, 2006:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(2)		Total ($)
Michael J. Saylor Chairman of the Board, President and Chief Executive Officer	2006	$493,750	—	$483,305	$2,080,836	(3)	$131,805	(4)	$3,189,696
Sanju K. Bansal Vice Chairman of the Board, Executive Vice President, and Chief Operating Officer	2006	200,000	$375,000	117,882	—		26,716	(5)	719,598
Arthur S. Locke, III Vice President, Finance and Chief Financial Officer	2006	275,000	575,000	13,158	—		2,872	(7)	866,030
Jonathan F. Klein Vice President, Law and General Counsel	2006	275,000	480,000	68,937	—		2,683	(6)	826,620
Paul N. Zolfaghari Vice President, Worldwide Sales & Operations	2006	206,439	156,357	14,144	404,989	(8)	—		781,929

(1)

Amount shown represents the dollar amount recognized for financial reporting purposes for the year ended December 31, 2006 of stock options granted to each of the named executive officers, calculated in accordance with provisions of Statement of Financial Accounting Standards No. 123R. No stock options were granted to any directors or employees in 2006. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 10, “Share-Based Compensation,” to the Company’s consolidated financial statements set forth in the Company’s Form 10-K for the year ended December 31, 2006 for the assumptions made in determining SFAS 123R values. This amount reflects the Company’s accounting expense for stock options granted to each of the named executive officers, and is not intended to represent the value, if any, that is actually realized by the individual.

(2)

All Other Compensation includes “gross-ups” and other amounts reimbursed during the fiscal year for the payment of taxes but does not include perquisites and other personal benefits for the named executive officer if the total value of all perquisites and other personal benefits for such named executive officer in a given year was less than $10,000.

(3)	Amount shown represents the cash bonus amount awarded to Mr. Saylor with respect to his performance for fiscal year 2006 pursuant to the 2006 Saylor Bonus Plan, as discussed in “Compensation Discussion and Analysis.”

(4)

Amount shown for Mr. Saylor includes (i) $14,443, which represents compensation imputed to Mr. Saylor in connection with the sublease of office space by the Company to Alcantara LLC; (ii) a cash payment of

$10,545 for reimbursement of taxes incurred in connection with the sublease; (iii) $47,462, which represents compensation imputed to Mr. Saylor in connection with his personal use of the Corporate Development Programs; (iv) a cash payment of $34,653 for reimbursement of taxes incurred in connection with his personal use of the Corporate Development Programs; (v) $2,009, which represents the cost of club dues paid on behalf of Mr. Saylor by the Company; and (vi) $22,694, which represents compensation imputed to Mr. Saylor in connection with an entertainment event that was held by the Company in 2006. For each perquisite or benefit other than the sublease, as described in item (i), and personal use of the Corporate Development Programs, as described in item (iii), the amounts shown also reflect the aggregate incremental cost to the Company for such perquisite or benefit. The aggregate incremental cost of providing the sublease and personal use of the Corporate Development Programs is significantly lower than the amounts indicated in this footnote for these items, which reflect compensation imputed to Mr. Saylor for tax purposes. The aggregate incremental cost of providing the sublease and personal use of the Corporate Development Programs to Mr. Saylor was approximately $1,659 and $20,785, respectively. See “Compensation Discussion and Analysis” for further discussion of the benefits referred to in this footnote.

(5)

Amount shown for Mr. Bansal includes (i) $2,325, which represents compensation imputed to Mr. Bansal in connection with his personal use of the Corporate Development Programs; (ii) a cash payment of $1,698 for reimbursement of taxes incurred in connection with his personal use of the Corporate Development Programs; and (iii) $22,694, which represents compensation imputed to Mr. Bansal in connection with an entertainment event that was held by the Company in 2006. For each perquisite or benefit other than personal use of the Corporate Development Programs, as described in item (i), the amounts shown also reflect the aggregate incremental cost to the Company for such perquisite or benefit. The aggregate incremental cost of providing personal use of the Corporate Development Programs is significantly lower than the amount indicated in this footnote for this item, which reflects compensation imputed to Mr. Bansal for tax purposes. The aggregate incremental cost of providing personal use of the Corporate Development Programs to Mr. Bansal was $0. See “Compensation Discussion and Analysis” for further discussion of the benefits referred to in this footnote.

(6)	Amount shown for Mr. Klein represents a cash payment of $2,683 for reimbursement of taxes incurred in connection with his personal use of the Corporate Development Programs.

(7)	Amount shown for Mr. Locke represents a cash payment of $2,872 for reimbursement of taxes incurred in connection with his personal use of the Corporate Development Programs.

(8)	Amount shown for Mr. Zolfaghari represents the cash bonus amount awarded to Mr. Zolfaghari pursuant to the 2006 Zolfaghari Bonus Plan, as discussed in “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards

The following table sets forth certain information concerning the non-equity incentive plan compensation of the named executive officers for the fiscal year ended December 31, 2006:

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)		Maximum ($)
Michael J. Saylor	(1)	$1,677,340	(1)	$4,800,000	(1)
Sanju K. Bansal	—	—		—
Arthur S. Locke, III	—	—		—
Jonathan F. Klein	—	—		—
Paul N. Zolfaghari	(2)	293,831	(2)		(2)

(1)

The Compensation Committee established the 2006 Saylor Bonus Plan based on a performance goal relating to the Company’s diluted earnings per share for fiscal year 2006, as discussed in “Compensation Discussion and Analysis.” The maximum bonus amount that could be awarded pursuant to this plan was $4,800,000. There are no threshold or target bonus amounts under the 2006 Saylor Bonus Plan. When target awards are not determinable, SEC rules require the disclosure of representative amounts based on the previous year’s performance. Accordingly, the amount in the “Target” column represents the award for which Mr. Saylor would be eligible if the Company’s diluted earnings per share for fiscal year 2006 were the same as the

Company’s earnings per share for fiscal year 2005. On February 28, 2007, the Compensation Committee of the Board of Directors of the Company determined a cash bonus award to Mr. Saylor in the amount of $2,080,836 (as set forth in the Summary Compensation Table) with respect to his performance during fiscal year 2006 pursuant to the 2006 Saylor Bonus Plan. The cash bonus award was paid to Mr. Saylor in March 2007.

(2)

There are no threshold, target or maximum bonus amounts under the 2006 Zolfaghari Bonus Plan which is discussed in “Compensation Discussion and Analysis.” When target awards are not determinable, SEC rules require the disclosure of representative amounts based on the previous year’s performance. Accordingly, the amount in the “Target” column represents the award for which Mr. Zolfaghari would be eligible if the contribution margins of our worldwide product licenses, support and other services revenues for the third and fourth quarters of fiscal year 2006 were the same as those in the third and fourth quarters of fiscal year 2005, and the growth in value of the Company’s worldwide maintenance contracts from fiscal year 2005 to 2006 were the same as that from fiscal year 2004 to 2005. On February 12, 2007, the Chief Executive Officer determined a cash bonus award to Mr. Zolfaghari in the amount of $404,989 (as set forth in the Summary Compensation Table) with respect to his performance during fiscal year 2006 pursuant to the 2006 Zolfaghari Bonus Plan. The cash bonus award was paid to Mr. Zolfaghari in February 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning unexercised options for each of the named executive officers outstanding as of December 31, 2006. All references to “shares” in the table refer to shares of the Company’s class A common stock.

Name	Number of Securities Underlying Unexercised Options (# shares)		Number of Securities Underlying Unexercised Options (# shares)		Option Exercise Price per Share ($)	Option Expiration Date
	Exercisable		Unexercisable
Michael J. Saylor	235,800	(1)	164,000	(1)	$20.69	2/8/2013
Sanju K. Bansal	20,000	(2)	40,000	(2)	20.69	2/8/2013
Arthur S. Locke, III	3,500	(3)	0	(3)	101.25	2/21/2011
	78	(4)	0	(4)	23.00	4/25/2012
	1,700	(5)	3,400	(5)	20.69	2/8/2013
Jonathan F. Klein	3,000	(6)	0	(6)	132.19	8/10/2009
	5,000	(7)	0	(7)	242.50	9/27/2010
	2,500	(8)	0	(8)	215.00	10/17/2010
	47,346	(9)	0	(9)	4.70	7/26/2012
	28,000	(10)	20,000	(10)	20.69	2/8/2013
Paul N. Zolfaghari	600	(11)	0	(11)	187.19	7/28/2009
	5,000	(12)	0	(12)	441.25	6/9/2010
	400	(13)	0	(13)	215.00	10/17/2010
	4,250	(14)	0	(14)	4.70	7/26/2012
	2,000	(15)	4,000	(15)	20.69	2/8/2013

(1)

The vesting of the shares subject to this stock option is as follows: (i) 71,800 shares vested on 02/28/2004; (ii) 82,000 shares vested on 02/28/2005; (iii) 82,000 shares vested on 02/08/2006; (iv) 82,000 shares vest on 02/08/2007; and (v) 82,000 shares vest on 02/08/2008.

(2)	The vesting of the shares subject to this stock option is as follows: (i) 20,000 shares vested on 02/08/2006; (ii) 20,000 shares vest on 02/08/2007; and (iii) 20,000 shares vest on 02/08/2008.

(3)	The vesting of the shares subject to this stock option vested in five equal annual installments beginning on 03/31/2002.

(4)

The vesting of the shares subject to this stock option is as follows: (i) 16 shares vested on 12/31/2005; (ii) 16 shares vested on 03/31/2006; (iii) 15 shares vested on 06/30/2006; (iv) 15 shares vested on 09/30/2006; and (v) 16 shares vested on 12/31/2006.

(5)	The vesting of the shares subject to this stock option is as follows: (i) 1,700 shares vested on 02/08/2006; (ii) 1,700 shares vest on 02/08/2007; and (iii) 1,700 shares vest on 02/08/2008.

(6)	The shares subject to this stock option vested in five equal annual installments beginning on 09/30/2000.

(7)

The vesting of the shares subject to this stock option is as follows: (i) 999 shares vested on 06/30/2001; (ii) 1,000 shares vested on 6/30/2002; (iii) 1,000 shares vested on 6/30/2003; (iv) 1,000 shares vested on 6/30/2004; and (v) 1,001 shares vested on 6/30/2005.

(8)

The vesting of the shares subject to this stock option is as follows: (i) 500 shares vested on 04/01/2001; (ii) 500 shares vested on 10/01/2001; (iii) 500 shares vested on 10/01/2002; (iv) 500 shares vested on 10/01/2003; and (v) 500 shares vested on 10/01/2004.

(9)	The vesting of the shares subject to this stock option is as follows: (i) 12,346 shares vested on 07/26/2004; (ii) 17,500 shares vested on 07/26/2005; and (iii) 17,500 shares vested on 07/26/2006.

(10)

The vesting of the shares subject to this stock option is as follows: (i) 8,000 shares vested on 02/08/2004; (ii) 10,000 shares vested on 02/08/2005; (iii) 10,000 shares vested on 02/08/2006; (iv) 10,000 shares vest on 02/08/2007; and (v) 10,000 shares vest on 02/08/2008.

(11)	The shares subject to this stock option vested in five equal annual installments beginning on 09/30/2000.

(12)	The shares subject to this stock option vested in five equal annual installments beginning on 06/30/2001.

(13)

The vesting of the shares subject to this stock option is as follows: (i) 80 shares vested on 04/01/2001; (ii) 80 shares vested on 10/01/2001; (iii) 80 shares vested on 10/01/2002; (iv) 80 shares vested on 10/01/2003; and (v) 80 shares vested on 10/01/2004.

(14)	The vesting of the shares subject to this stock option is as follows: (i) 125 shares vested on 07/26/2005; and (ii) 4,125 shares vested on 07/26/2006.

(15)	The vesting of the shares subject to this stock option is as follows: (i) 2,000 shares vested on 02/08/2006; (ii) 2,000 shares vest on 02/08/2007; and (iii) 2,000 shares vest on 02/08/2008.

Option Exercises

The following table sets forth information concerning the number of shares acquired and the value realized on exercise of stock options during the fiscal year ended December 31, 2006 by each of the named executive officers. All references to “shares” in the table refer to shares of the Company’s class A common stock.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Michael J. Saylor	—	—
Sanju K. Bansal	—	—
Arthur S. Locke, III	—	—
Jonathan F. Klein	4,717	$492,990
Paul N. Zolfaghari	—	—

(1)

This amount represents the difference between the exercise price and the fair market value of our class A common stock on the date of exercise. This amount is not intended to represent the value, if any, that is actually realized by the individual.

Director Compensation

Each non-employee or “outside” director receives a fee of $8,000 for each quarterly meeting of the Board of Directors that the outside director attends in person. An outside director may be paid a quarterly board meeting fee for attending a quarterly board meeting via telephonic conference call if the outside director has good reason for the outside director’s failure to attend such meeting in person as determined by the Chairman of the Board, but such payment is limited to one occurrence in any given year. Each outside director who is a member of the Audit Committee also receives a fee of $4,000 for each quarterly meeting of such committee that the outside director attends in person. Each outside director may receive fees of up to $12,000 in any quarter for additional services delegated by the Board of Directors to such outside director in the outside director’s capacity as a member of the Audit Committee, the Board of Directors or any other committees of the Board of Directors, provided that any such fee paid with respect to a particular service must be approved by the Board of Directors following the completion of such service by the outside director. Each outside director is reimbursed for all reasonable out-of-pocket expenses incurred by him or her in attending meetings of the Board of Directors and any committee thereof and otherwise in performing his or her duties as an outside director, subject to compliance with our standard documentation policies regarding reimbursement of business expenses.

We make available, from time to time, Corporate Development Programs for personal use by our personnel, including members of the Board of Directors of the Company, our executive officers, and other employees of the Company and its subsidiaries. To the extent such personal use is deemed compensation to a director, we pay to (or withhold and pay to the appropriate taxing authority on behalf of) such director a “tax gross-up” in cash, which would approximate the amount of the individual’s federal and state income and payroll taxes on the taxable income associated with such personal use of these programs, plus federal and state income and payroll taxes on the taxes that the individual may incur as a result of the payment of taxes by us.

The following table sets forth information concerning the compensation of each of our non-employee directors for the fiscal year ended December 31, 2006. All references to “shares” in the table refer to shares of the Company’s class A common stock.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)		All Other Compensation ($)		Total ($)
Matthew W. Calkins	$48,000	—		—		$48,000
Robert H. Epstein	24,000	—		—		24,000
F. David Fowler (2)	24,000	$118,826	(3)	—		142,826
David W. LaRue	36,000	—		—		36,000
Jarrod M. Patten	48,000	—		—		48,000
Carl J. Rickertsen	32,000	34,585	(4)	—		66,585
Thomas P. Spahr	24,000	—		$117	(5)	24,117

(1)

The amount represents the dollar amount recognized for financial reporting purposes for the year ended December 31, 2006 of stock options granted to each of the directors, calculated in accordance with provisions of SFAS 123R. No stock options were granted to any employees or directors in 2006. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 10, “Share-Based Compensation,” to the Company’s consolidated financial statements set forth in the Company’s Form 10-K for the year ended December 31, 2006 for the assumptions made in determining SFAS 123R values. This amount reflects the Company’s accounting expense for stock options granted to each of the named executive officers, and is not intended to represent the value, if any, that is actually realized by the individual.

(2)	Mr. Fowler retired as a director in May 2006.

(3)	As of December 31, 2006, Mr. Fowler had an aggregate of 6,000 shares subject to outstanding stock options.

(4)	As of December 31, 2006, Mr. Rickertsen had an aggregate of 12,000 shares subject to outstanding stock options.
(5)	Amount shown for Mr. Spahr represents a cash payment of $117 for reimbursement of taxes incurred in connection with his personal use of Corporate Development Programs.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors acts under a written charter most recently amended and restated on January 22, 2007. Each member of the Audit Committee meets the Nasdaq Marketplace Rule definition of “independent” for audit committee purposes, as well as the independence requirements of Rule 10A-3 under the Securities Exchange Act.

The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2006 and discussed these financial statements with the Company’s management. Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report on those financial statements. The Audit Committee is responsible for monitoring and overseeing these processes. As appropriate, the Audit Committee reviews and evaluates, and discusses with the Company’s management, internal accounting, financial and auditing personnel and the independent registered public accounting firm, the following, among other things:

•	the plan for, and the independent registered public accounting firm’s report on, each audit of the Company’s financial statements;

•	the Company’s financial disclosure documents, including all financial statements and reports filed with the SEC or sent to stockholders;

•	changes in the Company’s accounting practices, principles, controls or methodologies;

•	management’s selection, application and disclosure of critical accounting policies;

•	significant developments or changes in accounting rules applicable to the Company; and

•	the adequacy of the Company’s internal controls and accounting, financial and auditing personnel.

PricewaterhouseCoopers LLP (“PwC”) was the Company’s independent registered public accounting firm during the fiscal year ended December 31, 2004 and until the May 10, 2005 completion of its procedures on the Company’s financial statements as of and for the quarter ended March 31, 2005. On April 28, 2005, the Audit Committee of the Board of Directors of the Company appointed Grant Thornton as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ended December 31, 2005, effective May 10, 2005. Through periodic meetings during the fiscal year ended December 31, 2006 and the first quarter of 2007, the Audit Committee discussed the following significant items with management and Grant Thornton:

•	significant revenue contracts;

•	significant and complex transactions;

•	significant accounting and reporting issues and policies; and

•	quarterly business results and financial statements.

During the fiscal year ended December 31, 2006 and the first quarter of 2007, the Audit Committee performed the following, among other, functions:

•	selected Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2006;

•	monitored the annual independent audit by Grant Thornton for the fiscal year ended December 31, 2006;

•	pre-approved all audit and permitted non-audit services to be provided to the Company by Grant Thornton;

•	reviewed the Company’s risk assessment and management procedures;

•	oversaw the Company’s internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•

reviewed and considered whether to approve any related party transactions with any director, executive officer of the Company and any related person transactions pursuant to the Company’s Related Person Transactions Policy; and

•

reviewed quarterly reports as required by the Company’s Board of Directors regarding significant revenue contracts requiring advance approval from the Audit Committee, litigation and regulatory matters and the status of internal controls and procedures.

During the fiscal year ended December 31, 2006, the Audit Committee also met in separate executive sessions with Grant Thornton, the Company’s Chief Executive Officer, Chief Financial Officer, Vice President, Finance and Worldwide Controller and Director of Internal Audit.

Management represented to the Audit Committee that the Company’s financial statements relating to the fiscal year ended December 31, 2006 had been prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee also reviewed and discussed with Grant Thornton the audited financial statements and the matters required by Statement on Auditing Standards 61 (Communication with Audit Committees). SAS 61 requires the Company’s independent registered public accounting firm to discuss with the Company’s Audit Committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•

the process used by management in formulating particularly sensitive accounting estimates and the basis for the independent registered public accounting firm’s conclusions regarding the reasonableness of those estimates; and

•

disagreements, if any, with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements (there were no such disagreements).

Grant Thornton also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires independent registered public accounting firms to disclose annually in writing all relationships that in the independent registered public accounting firm’s professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. Accordingly, the Audit Committee discussed with Grant Thornton its independence from the Company. The Audit Committee also considered whether Grant Thornton’s provision of the other, non-audit related services to the Company, which are identified below under the caption “Independent Registered Public Accounting Firm Fees and Services,” is compatible with maintaining Grant Thornton’s independence.

Based on its discussions with management and Grant Thornton, as well as its review of the representations and information provided by management and Grant Thornton, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

By the Audit Committee of the Board of Directors of MicroStrategy Incorporated.

David W. LaRue

Matthew W. Calkins

Jarrod M. Patten

PROPOSAL 2

RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007

Selection of Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2007

The Audit Committee has selected, and the Board of Directors has ratified the Audit Committee’s selection of, the firm of Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. Although stockholder approval of the selection of Grant Thornton is not required by law, the Company believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee may reconsider its selection of Grant Thornton.

Representatives of Grant Thornton are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

Change of Independent Registered Public Accounting Firm during the Fiscal Year Ended December 31, 2005

On March 9, 2005, PwC notified the Company that it declined to stand for reelection as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005, subject to completion of its procedures on the Company’s financial statements as of and for the fiscal year ended December 31, 2004 and as of and for the quarter ending March 31, 2005. On May 10, 2005, PwC completed its procedures on the Company’s financial statements as of and for the quarter ended March 31, 2005 and PwC’s appointment as the Company’s independent registered public accounting firm ceased. The reports of PwC on the Company’s financial statements for the year ended December 31, 2004 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the year ended December 31, 2004 and through May 10, 2005, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its reports on the Company’s financial statements for such periods. During the year ended December 31, 2004 and through May 10, 2005, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

On April 28, 2005, the Audit Committee of the Board of Directors of the Company appointed Grant Thornton as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2005, such appointment to be effective upon the completion by PwC of its procedures related to the Company’s financial statements as of and for the quarter ended March 31, 2005 in connection with the Company’s filing of a Form 10-Q for such quarter. As such procedures were completed by PwC on May 10, 2005, the appointment of Grant Thornton as the Company’s independent registered public accounting firm became effective May 10, 2005.

During the year ended December 31, 2004 and through May 10, 2005, the Company did not consult Grant Thornton with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or regarding any other matters or reportable events described under Item 304(a)(2) of Regulation S-K.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF GRANT THORNTON.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Fees and Services

Aggregate fees for professional services rendered by Grant Thornton to us for work performed during and related to the fiscal years ended December 31, 2006 and 2005, and by PwC for work performed during and related to the first quarter ended March 31, 2005, are summarized in the table below. Grant Thornton replaced PwC as our independent registered public accounting firm effective May 10, 2005, upon the completion by PwC of procedures related to our financial statements as of and for the quarter ended March 31, 2005.

	Grant Thornton LLP		PricewaterhouseCoopers LLP
	2006	2005	2005
Audit	$1,435,513	$1,110,617	$225,177
Audit Related	86,312	25,335	—
Tax	7,640	24,233	8,121
All Other	—	—	7,400

Total	$1,529,464	$1,160,185	$240,698

Audit fees for the years ended December 31, 2006 and 2005 were for professional services rendered for the audits of our consolidated financial statements and statutory and subsidiary audits, services related to Sarbanes-Oxley Act compliance, and assistance with review of documents filed with the SEC.

Audit Related fees for the years ended December 31, 2006 and 2005 were for assurance and related services, employee benefit plan audits, accounting consultations and consultations concerning financial and accounting and reporting standards.

Tax fees for the years ended December 31, 2006 and 2005 were for services related to tax compliance, including the preparation of tax returns, tax planning and tax advice.

All Other fees for the years ended December 31, 2006 and 2005 were primarily for license fees for online financial reporting, accounting literature and fees associated with successor auditor transition.

Audit Committee Pre-Approval Policies and Procedures

During the fiscal years ended December 31, 2006 and 2005, the Audit Committee pre-approved all services (audit and non-audit) provided to MicroStrategy by our independent registered public accounting firms. In situations where a matter cannot wait until a full Audit Committee meeting, the Chairman of the Audit Committee has authority to consider, and if appropriate, approve audit and non-audit services. Any decision by the Chairman of the Audit Committee to pre-approve services must be presented to the full Audit Committee for approval at its next scheduled quarterly meeting. The Audit Committee requires us to make required disclosure in our SEC periodic reports relating to the approval by the Audit Committee of audit and non-audit services to be performed by the independent registered public accounting firm and the fees paid by us for such services. All fees related to services performed by Grant Thornton and PwC during the fiscal years ended December 31, 2006 and 2005 were approved by the full Audit Committee.

OTHER MATTERS

The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone and personal interviews, and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, we will reimburse them for their out-of-pocket expenses in this regard.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of either document to any stockholder upon request submitted in writing to us at the following address: MicroStrategy Incorporated, 1861 International Drive, McLean, Virginia 22102, Attention: Investor Relations, or by calling 703-848-8600. Any stockholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact us at the above address and phone number.

Stockholder Proposals

Proposals of stockholders intended to be presented at the 2008 Annual Meeting of Stockholders, including director nominations described above under the heading “Director Candidates,” must be received by us at our principal offices, 1861 International Drive, McLean, Virginia 22102 by December 19, 2007 for inclusion in the proxy materials for the 2008 Annual Meeting of Stockholders. MicroStrategy suggests that proponents submit their proposals by certified mail, return receipt requested, addressed to the Secretary of the Company.

If a stockholder wishes to present a proposal before the 2008 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice by March 11, 2008, and if a stockholder fails to provide such timely notice of a proposal to be presented at the 2008 Annual Meeting of Stockholders, the proxies designated by the Board of Directors will have discretionary authority to vote on any such proposal.

By Order of the Board of Directors,

Sanju K. Bansal
Vice Chairman, Executive Vice President,
Chief Operating Officer and Secretary

April 16, 2007

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN IF THEY HAVE SENT IN THEIR PROXIES.

PROXY

MICROSTRATEGY INCORPORATED

Proxy for the Annual Meeting of Stockholders to be held on Wednesday, May 16, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, revoking all prior proxies, hereby appoint(s) Michael J. Saylor, Jonathan F. Klein and Arthur S. Locke, III, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of stock of MicroStrategy Incorporated (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at MicroStrategy’s offices, 1861 International Drive, McLean, Virginia 22102, on Wednesday, May 16, 2007 at 10:00 a.m., local time, and at any adjournment thereof (the “Meeting”).

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” all proposals. This proxy may be revoked by the undersigned at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Meeting.

(Continued and to be signed on the reverse side)

Annual Meeting of Stockholders of

MICROSTRATEGY INCORPORATED

May 16, 2007

Please fill in, date, sign and mail your proxy card in the

enclosed postage-paid return envelope as soon as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

1.	To elect the following eight (8) directors for the next year.

NOMINEES:

¡	Michael J. Saylor

¡	Sanju K. Bansal

¡	Matthew W. Calkins

¡	Robert H. Epstein

¡	David W. LaRue

¡	Jarrod M. Patten

¡	Carl J. Rickertsen

¡	Thomas P. Spahr

[    ] FOR ALL NOMINEES

[    ] WITHHOLD AUTHORITY FOR ALL NOMINEES

[    ] FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

2.	To ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

For            Against            Abstain

[    ]            [    ]                 [    ]

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. [    ]

Signature of Stockholder                                          Date:

Signature of Stockholder                                          Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.